Exh. 10.18

GASTAR EXPLORATION, LTD.

EMPLOYEE CHANGE OF CONTROL SEVERANCE PLAN

(as amended and restated)

The GASTAR EXPLORATION, LTD. EMPLOYEE CHANGE OF CONTROL SEVERANCE PLAN (the “Plan”) is hereby amended and restated effective as of February 15, 2008 pursuant to the authorization of the Board of Directors of GASTAR EXPLORATION, LTD. (the “Company”). The Plan is maintained by the Company to provide financial security to Covered Employees in the event of a Change of Control.

I.

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

“Affiliate” shall mean with respect to any person or entity, any person or entity, directly or indirectly, controlled by, controlling or under common control with such person or entity.

“Annual Pay” shall mean the amount a Covered Employee is entitled to receive as base wages or base salary on an annualized basis, calculated immediately prior to a Change of Control or, if greater, at any time thereafter.

“Annual Target Bonus” shall mean a certain percentage of a Covered Employee’s Annual Pay. The specific percentage applicable to a Covered Employee or class of Covered Employees is set forth in Schedule A of this Plan.

“Board” shall mean the Board of Directors or Managers, as the case may be, of the Company or its successor.

“Cause” shall mean a termination of employment of a Covered Employee evidenced by a resolution adopted in good faith by 2/3 of the Committee that a Covered Employee: (1) willfully and continually failed to substantially perform his duties with the Employer (other than a failure resulting from the Covered Employee’s incapacity due to physical or mental illness), which failure continued for a period of at least 30 days after a written notice of demand for substantial performance was delivered to the Covered Employee specifying the manner in which the Covered Employee has failed to substantially perform, or (2) willfully engaged in conduct that is demonstrably and materially injurious to the Employer and its Affiliates collectively, monetarily or otherwise.

“Change of Control” shall mean the occurrence of any of the following events:

(1) the consummation of any transaction (including without limitation, any merger, consolidation, tender offer, or exchange offer) the result of which is that any individual, entity, group or “person” (as such term is used in Sections 13(d)(3) and 14(d)(2), of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, a subsidiary or an employee benefit plan of either, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of stock and/or securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(2) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors as of the effective date of this Plan, or (B) are elected, appointed or nominated for election, thereafter to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election, appointment or nomination, provided that for purposes of this clause (B), in the absence of evidence of affirmative votes of at least one-half of such Incumbent Directors opposing the nomination of such director, the nomination as director shall be deemed approved by the affirmative vote of a majority of Incumbent Directors at the time of such nomination, if such director is duly elected by shareholders of the Company after being included as a nominee for director in a proxy statement or consent solicitation prepared by Company management and distributed to shareholders for such purpose, but “Incumbent Director” shall not include an individual whose election or nomination is in connection with (i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board or (ii) a plan or agreement to replace a majority of the then Incumbent Directors;

(3) the consummation of the sale, lease, transfer, conveyance or other disposition (including by merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company), unless, following such transaction all or substantially all of the persons who were the beneficial owners of the outstanding voting stock and securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding voting stock and securities of the entity resulting from such transaction in substantially the same proportions as immediately prior to such transaction; or

(4) the adoption by the Board of a plan relating to the liquidation or dissolution of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Board; however, the Board may delegate all or part of its authority as it may choose to any committee of the Board or to any officer of the Company.

“Covered Employee” shall mean any individual who, immediately prior to the Change of Control, is a regular employee of the Employer who is normally scheduled to work 30 or more hours per week, other than any individual who is, or is treated by the Company as being, a consultant, independent contractor or part-time employee.

“Effective Date” shall mean the date this Plan amendment and restatement is approved by the Board.

“Employer” shall mean the Company, Gastar Exploration Texas LP, and each eligible entity designated as an Employer in accordance with the provisions of Section 4.4 of the Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” shall mean the occurrence of any of the following events or conditions on or following a Change of Control:

(1) a material change (without the consent of the Covered Employee) in his place of employment as determined immediately prior to the Change of Control, except for reasonably required travel on the Employer’s business that is not materially greater than such travel requirements prior to the Change of Control;

(2) a material reduction in the Covered Employee’s base compensation; or

(3) a material adverse change in the Covered Employee’s authority, duties or responsibilities from those in effect immediately prior to such change, except in connection with the termination of the Covered Employee’s employment (i) for Cause, (ii) due to Permanent Disability, (iii) as a result of his death, or (iv) by the Covered Employee other than for Good Reason;

however, a termination shall not be for Good Reason unless the Covered Employee gives notice to the Company of the event in clause (1), (2) or (3) above within 90 days of the initial existence of the event and the Company has 30 days from the date of such notice to remedy the event. If the Company fails to timely remedy the event within such 30-day period, the Covered Employee may terminate his employment for Good Reason within 10 days of the Company’s failure to remedy such event. A termination by the Covered Employee after such 10-day period shall not constitute a Good Reason termination for purposes of this Plan.

Notwithstanding the foregoing or anything to the contrary contained herein, any event described in clauses (1) through (3) above that occurs prior to a Change of Control (“Potential Good Reason Event”) and the Covered Employee reasonably demonstrates such event was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change of Control and who effectuates a Change of Control within six months following such Potential Good Reason Event, shall be deemed for purposes of this Agreement to constitute Good Reason event occurring on the date of the Change of Control. If such Covered Employee terminated his employment prior to the Change of Control due to such event, but would have been a Covered Employee had his employment continued until the Change of Control, such former employee shall be deemed a Covered Employee who has an Involuntary Termination on the date of the Change of Control and his Annual Pay and Annual Target Bonus shall be determined as in effect immediately prior to the Potential Good Reason Event.

“Involuntary Termination” shall mean any termination of the Covered Employee’s employment with the Employer that occurs on (or, as provided in the last paragraph of the definition of Good Reason, is deemed to have occurred on) or within two years following a Change of Control, and which is either (1) by the Employer other than for Cause, but excluding a termination by the Employer due to the Covered Employee’s failure to accept “comparable employment” as provided in clause (D) below, or (2) by the Covered Employee for a Good Reason; however, the term ‘Involuntary Termination’ shall not include: (A) a termination of the Covered Employee by the Employer for Cause; (B) a termination of the Covered Employee due to his death or a Permanent Disability; (C) a voluntary resignation by the Covered Employee other than for a Good Reason; or (D) any termination of the Covered Employee by the Employer as a result of the Covered Employee declining to accept an offer of comparable employment with a successor employer. For purposes of clause (D), “comparable employment” shall mean employment terms with such successor employer that would not have constituted a Good Reason event for the Covered Employee with the Employer.

“Permanent Disability” shall mean that a physician selected or approved by the Chief Executive Officer of the Company finds a Covered Employee, upon the basis of medical evidence satisfactory to him, to be totally disabled, whether due to physical or mental condition, so as to be prevented from engaging in further employment by the Employer and that such disability will be permanent and continuous during the remainder of his life; provided, that no Covered Employee shall be deemed to have become permanently disabled unless prior to the determination by such physician, the Covered Employee has been determined to qualify for long-term disability benefits under an applicable long-term disability benefit plan of the Employer.

“Release” shall mean a general release, substantially in the form of Attachment 1, which is attached hereto, from the Covered Employee that releases the Company and its Affiliates from employment related claims.

“Severance Period” shall mean the period of years set forth in Appendix A of this Plan for each Covered Employee or class of Covered Employees.

“Termination Date” shall mean the date of the termination of a Covered Employee’s employment with the Employer as determined in accordance with Article III.

“Total Pay” shall mean the sum of the Covered Employee’s Annual Pay and Annual Target Bonus.

1.2 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.

1.3 Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text will control.

II.

CHANGE OF CONTROL BENEFITS

2.1 Severance Payments. Subject to the further provisions of this Article II, if a Covered Employee incurs an Involuntary Termination, then, provided his Release has been timely executed as provided in Section 2.2 and has become irrevocable, such Covered Employee shall be paid, within 60 days of his Termination Date, the following severance benefits:

(a) a lump sum cash payment equal to the product of the Covered Employee’s applicable Severance Period (as set forth in Schedule A of this Plan) and the Covered Employee’s Total Pay;

(b) a lump sum cash payment equal to the amount of any deferred bonus or other similar deferred compensation of the Covered Employee; and

(c) for the Covered Employee’s period of continuation coverage elected pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), an amount, paid on the first of each month of such continuation coverage period, equal to his required COBRA premium.

In addition, if any payment made, or benefit provided, to or on behalf of a Covered Employee pursuant to the Plan or otherwise (“Payments”) results in the Covered Employee being subject to the excise tax imposed by Section 4999 of the Code (or any successor or similar provision) (“Excise Tax”), the Company shall, as soon as administratively practicable and not later than the date the Excise Tax is remitted to the proper governmental authority, pay such Covered Employee an additional amount in cash (the “Additional Payment”) such that after payment by the Covered Employee of all taxes, including, without limitation, any taxes imposed on the Additional Payment, including any Excise Tax, such Covered Employee retains an amount of the Additional Payment equal to the Excise Tax imposed on the Payments. Such determinations shall be made by the Company’s independent certified public accountants. The intent of this paragraph is to provide the Covered Employee with a complete tax gross-up and it shall be construed accordingly.

(d) Notwithstanding anything in this Agreement to the contrary, if on his Termination Date (for purposes of this Agreement, a termination of employment means a “separation from service” for purposes of Section 409A of the Code and the Treasury Regulations and guidance thereunder) the Covered Employee is a “specified employee,” as defined in Section 409A of the Code, all (or the portion) of any payments or benefits that would be subject to the additional tax provided by Section 409(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code, shall be delayed until the first day of the seventh month following his Termination Date (or, if earlier, the Covered Employee’s date of death) and shall be paid in a lump sum (without interest) on such date.

2.2 Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of any severance payments or benefits under Section 2.1 above, a Covered Employee who has an Involuntary Termination must execute, within 45 days of the later of the Change of Control date or his Termination Date (if the Release is not executed within such period, the Covered Employee shall not be entitled to any severance payments or benefits under Section 2.1), a Release in substantially the form attached hereto as Attachment 1, releasing the Committee, the Plan fiduciaries, the Employer, and the Employer’s parent corporation, subsidiaries, Affiliates, shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of such Covered Employee’s employment with the Employer or the termination of such employment, but excluding all claims to benefits and payments the Covered Employee may have under any compensation or benefit plan, program or arrangement, including this Plan. The performance of the Employer’s obligations hereunder and the receipt of any benefits provided hereunder by such Covered Employee shall constitute full settlement of all such claims and causes of action.

2.3 No Mitigation. A Covered Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Article II by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article II be reduced by any compensation or benefit earned by the Covered Employee as the result of employment by another employer, except as provided in Section 2.4 with respect to the coordination of severance benefits hereunder with other agreements providing severance benefits. Subject to the foregoing, the benefits under the Plan are in addition to any other benefits to which a Covered Employee is otherwise entitled.

2.4 Coordination with Other Arrangements. Upon an Involuntary Termination, if a Covered Employee is or becomes eligible under another agreement, contract or plan with an Employer for severance payments and benefits from the Employer similar to those provided in Section 2.1 of this Plan, to prevent a duplication of such benefits, (a) if such similar severance payments and benefits are equal to or greater than the Covered Employee’s severance payments and benefits under Section 2.1 of this Plan, the Covered Employee shall receive such similar benefits under the other agreement, contract or plan but no severance or benefits under this Plan; and (b) if such similar severance payments and benefits are less than the Covered Employee’s severance payments and benefits under Section 2.1 of this Plan, the Covered Employee shall receive the severance payments and benefits provided for in Section 2.1 of this Plan reduced by such similar severance payments and benefits.

2.5 Separate Plans. This Plan document represents two separate plans for purposes of ERISA: (1) the participation in the Plan by the Chief Executive Officer, Chief Financial Officer and the Vice Presidents of the Company constitutes a separate employee pension benefit plan within the meaning of section 3(2) of ERISA and (2) the participation in the Plan by all other Covered Employees (the “Welfare Plan Covered Employees”) constitutes a separate employee welfare benefit plan as to them. Anything to the contrary herein notwithstanding, in no event shall any Welfare Plan Covered Employee receive total severance payments under Section 2.1(a) and (b) of the Plan that exceed the equivalent of twice such Welfare Plan Covered Employee’s “annual compensation” (as such term is defined in 29 CFR § 2510.3-2(b)(2)) during the year immediately preceding his Involuntary Termination. If total severance payments under Section 2.1(a) and (b) of the Plan to a Welfare Plan Covered Employee would otherwise exceed the limitation in the preceding sentence, the amount payable to such Welfare Plan Covered Employee pursuant to Section 2.1(a) shall be reduced in order to satisfy such limitation.

III.

ADMINISTRATION OF PLAN

3.1 Committee’s Powers and Duties. The Company shall be the named fiduciary and shall have full power to administer the Plan in all of its details, subject to applicable requirements of law. The duties of the Company shall be performed by the Committee. It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan. For this purpose, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by this Plan:

(a) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b) to interpret the Plan and all facts with respect to a claim for payment or benefits, its interpretation thereof to be final and conclusive on all persons claiming payment or benefits under the Plan;

(c) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d) to make a determination as to the right of any person to a payment or benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of a Covered Employee’s employment and the cause of such termination and the amount of such payment or benefit);

(e) to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

(f) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(g) to sue or cause suit to be brought in the name of the Plan; and

(h) to obtain from the Employer and from Covered Employees such information as is necessary for the proper administration of the Plan.

3.2 Member’s Own Participation. No member of the Committee may act or vote in a decision of the Committee specifically relating to himself as a participant in the Plan.

3.3 Indemnification. The Employer shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

3.4 Compensation, Bond and Expenses. The members of the Committee shall not receive compensation with respect to their services for the Committee. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

3.5 Claims Procedure. Any employee that the Committee determines is entitled to a benefit under the Plan is not required to file a claim for benefits. Any employee who is not paid a benefit and who believes that he is entitled to a benefit or who has been paid a benefit and who believes that he is entitled to a greater benefit may file a claim for benefits under the Plan in writing with the Committee. In any case in which a claim for Plan benefits by a Covered Employee is denied or modified, the Committee shall furnish written notice to the claimant within 90 days after receipt of such claim for Plan benefits (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period and the claimant is informed of such extension in writing within the original 90-day period), which notice shall:

(a) state the specific reason or reasons for the denial or modification;

(b) provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(c) provide a description of any additional material or information necessary for the Covered Employee or his representative to perfect the claim, and an explanation of why such material or information is necessary; and

(d) explain the Plan’s claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Covered Employee or his representative desires to have such denial or modification reviewed, he must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Covered Employee or his representative may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review, the Committee shall, after providing a full and fair review, render its final decision in writing to the Covered Employee and his representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Covered Employee and his representative, if any, prior to the commencement of the extension period. Any legal action with respect to a claim for Plan benefits must be filed no later than one year after the later of (1) the date the claim is denied by the Committee or (2) if a review of such denial is requested pursuant to the provisions above, the date of the final decision by the Committee with respect to such request.

IV.

GENERAL PROVISIONS

4.1 Funding. The benefits provided herein shall be unfunded and shall be provided from the Employer’s general assets.

4.2 Cost of Plan. The entire cost of the Plan shall be borne by the Employer, and no contributions shall be required of the Covered Employees.

4.3 Plan Year. The Plan shall operate on a calendar year basis.

4.4 Other Participating Employers. The Committee may designate any entity eligible by law to participate in this Plan as an Employer by written instrument delivered to the Secretary of the Company and the designated Employer. Such written instrument shall specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan which apply to the designated Employer only and shall become, as to such designated Employer and its employees, a part of the Plan. Each designated Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information to the Committee required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be modified so as to increase the obligations of an Employer only with the consent of such Employer, which consent shall be conclusively presumed to have been given by such Employer upon its submission of any information to the Committee required by the terms of or with respect to the Plan.

4.5 Amendment and Termination. The Plan may be terminated or amended from time to time at the discretion of the Board; provided, however, that notwithstanding the foregoing, the Plan may not be amended or terminated on or following a Change of Control to adversely affect the rights (contingent or otherwise) of any person who is a Covered Employee under the Plan immediately prior to the Change of Control, including those persons whose employment is terminated prior to a Change of Control but who are deemed to have been terminated on the Change of Control date pursuant to the last paragraph of the definition of Good Reason. For purposes of this Section, a change in the designation of participating Employers by the Committee pursuant to Section 4.4 shall be deemed to be an amendment to the Plan. In the event of a Change of Control during the existence of the Plan, the term of the Plan shall automatically be extended for two years following the date of such Change of Control. The Employer’s obligation to make all payments and provide benefits that have become payable as a result of an Involuntary Termination shall survive any termination of the Plan.

4.6 Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time, nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his employment at any time.

4.7 Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.8 Nonalienation. Covered Employees shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.

4.9 Effect of Plan. Except with respect to Covered Employees who have individual written employment, severance or change of control contracts or agreements with the Employer on the Effective Date (“Individual Agreements”), this Plan is intended to supersede provisions of prior oral or written policies of the Employer to the extent that such provisions address severance payments or benefits provided upon a Change of Control and all prior oral or written communications to Covered Employees with respect to the subject matter hereof, and all such provisions of such prior policies or communications are hereby null and void and of no further force and effect. The terms of all Individual Agreements shall continue without change and are not superseded, modified, voided or terminated by the Plan. This Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Employer’s Covered Employees.

4.10 Taxes. The Employer or its successor may withhold from any amounts payable to a Covered Employee under the Plan such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

4.11 Governing Law. The Plan shall be interpreted and construed in accordance with the laws of the State of Texas without regard to conflict of laws principles, except to the extent preempted by federal law.

EXECUTED on February 21, 2008.

GASTAR EXPLORATION, LTD.

By:	/s/ J. RUSSELL PORTER
Name:	J. Russell Porter
Title:	President and Chief Executive Officer

APPENDIX A

Position of Covered Employee	Severance Period (in years)	Bonus Target
CEO	3.00	50%
CFO	2.50	35%
VP	2.00	25%
Manager	1.25	0%
Supervisor	1.00	0%
Staff	0.75	0%